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WSFS    FINANICAL            |
        CORPORATION          |  838 Market Street, Wilmington, Delaware 19801
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                                                                   PRESS RELEASE


FOR IMMEDIATE RELEASE
                                                        Contact:   Stephen Fowle

March 16, 2006                                                    (302) 571-6833



          WSFS Reports Adjustment to Previously Announced 2005 Earnings


            WSFS Financial Corporation (NASDAQ/NMS: WSFS) today announced that it had reduced its previously announced fourth quarter 2005 earnings by $400,000, net of taxes.

            The adjustment relates to the Company's accounting under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), for an interest rate cap entered into in connection with its trust preferred debt instrument.

            "The issue with respect to this transaction relates to a matter of documentation, rather than the purpose for which the interest rate cap was created or its economic substance as the cap continues to provide an effective hedge against potential future interest rate movements," said Stephen A. Fowle, WSFS' Chief Financial Officer. "The cumulative effect of this change is a non-cash decrease in earnings of $400,000, or $0.06 per diluted share, during the fourth quarter of 2005." The Company is reporting earnings of $7.1 million, or $1.03 per diluted share, and $27.9 million, or $3.89 per diluted share, for the three months and twelve months ended December 31, 2005, respectively. The revision affects interest expense in the Company's financial statements and results in a revised net

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  interest margin of 3.06% and 3.13% for the fourth quarter and twelve months of
  2005, respectively. The equity of the Company is not affected as the change in value of the interest rate cap had previously impacted equity through the Other Comprehensive Income section rather than through current earnings.

            The Company has an interest rate cap that it uses to hedge the interest rate risk in its LIBOR-based trust preferred debt. The Company had previously applied a method of hedge accounting under SFAS 133 (the "critical terms match" method) that assumed the effectiveness of the hedging transaction. After further examination and in light of recent developments and discussions with its independent registered public accounting firm, KPMG LLP, the Company and its Audit Committee concluded that the cap transaction does not qualify for the critical-terms match method because of issues of documentation and an interest deferral feature of the trust preferred debt instrument. Therefore, any fluctuations in the market value should have been recorded through the Company's income statement.

            Mr. Fowle added, "It is important to understand that the revised accounting treatment for this transaction does not impact our revenue growth trends, our underlying loan and deposit growth or any of our key performance ratios in any significant manner. Additionally, the revised accounting treatment does not affect the fundamental economics of the hedge or of the institution."

         WSFS Financial Corporation is a $2.8 billion financial services company. At December 31, 2005, its principal subsidiary, Wilmington Savings Fund Society, FSB, operated 24 retail banking offices in all three counties in Delaware, as well as Chester and Delaware counties in Pennsylvania. Other continuing operating subsidiaries include: WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and WSFS Reit, Inc. For more information, please visit the Bank's website at http://www.wsfsbank.com.

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